Maytag Expects to Report Lower Fourth Quarter Results
                 in midst of Major Appliance Industry Weakness



   NEWTON, Iowa -(Dec. 14, 2000) - Maytag Corporation (NYSE:  MYG)

   announced today that it experienced slower than expected sales of major appliances during October and November, which will cause fourth quarter consolidated sales and earnings for the corporation to be below previous expectations.

        "The expectations set by this organization publicly were based on assumptions that the major appliance industry would be flat or down slightly for the quarter," said Maytag President and CEO Leonard A.

   Hadley.  "The industry is down more severely and, as a result, we are seeing lower volume in our major appliance division, which translates directly into weaker operating income and operating inefficiencies associated with lower production levels.  Sales of Hoover floor care products, however, remain strong."

        Maytag's Chief Financial Officer Steven H. Wood said, "We now expect fourth quarter earnings per share from operations to be approximately 50 percent lower than fourth quarter 1999."  Last year

   Maytag reported $.82 for the fourth quarter.  Additionally, Wood pointed to special charges that Maytag expects to take in the fourth quarter.

   "We expect to include in our fourth quarter results a number of one-time charges associated with asset write-downs, suspended business initiatives, and other expenses, including the previously announced management reorganization.  The special charges could total as much as

   $55-$65 million pre-tax."

        Hadley concluded by saying, "In spite of the weakness in the major appliance industry in the fourth quarter, which is likely to continue
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   into the first quarter of next year, I have a great deal of confidence in this company and in the actions we are taking to refocus on our core business and strengths.  My challenge to the organization is to deliver in 2001 earnings-per-share performance that matches or betters full year

   2000 earnings-per-share results, excluding the one-time charges.

   Assuming benign economic conditions, I believe we can do that."

        Maytag will hold a conference call with the investment community

   Thursday, Dec. 14 at 10 a.m. Central Time to discuss today s announcement.  Those wishing to participate in the call should telephone

   212-896-6029.  Additionally, the conference call will be broadcast live over the Internet.  It can be accessed through Investor Broadcast

   Network's Vcall Web site at www.vcall.com.

        Maytag Corporation is a leading producer of home and commercial appliances sold throughout North America and international markets.  The corporation's brands include Maytag, Hoover, Jenn-Air, Blodgett, and

   Dixie-Narco.

                                     # # #

   Forward-Looking Statements: Certain statements in this news release, including any discussion of management expectations for future periods, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the future results expressed or implied by those statements. For a description of such factors, refer to "Forward Looking Statements" in the Management's Discussion and Analysis section of Maytag's Annual Report on Form 10-K for the year ended December 31, 1999, and each quarter's 10-Q.


   CPI0049





   Media Contact:
                       Additional Information:

   James G. Powell
                      www.maytagcorp.com

   Maytag Communications
   641-787-8392

   jpowel@maytag.com